UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): April 3, 2008

Kopin Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19882	04-2833935
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 John Hancock Road

Taunton, MA 02780-1042

(Address of principal executive offices) (Zip Code)

(508) 824-6696

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2008, Kopin Corporation (the “Company”) granted each of John C.C. Fan, Chief Executive Officer and President, Richard Sneider, Treasurer and Chief Financial Officer, Bor Yea Tsaur, Executive Vice President—Display Operations, Daily Hill, Senior Vice President—Gallium Arsenide Operations, and Hong Choi, Chief Technology Officer (the Company’s named executive officers as defined by Item 402(b) of Regulation S-K) and Michael Presz-Vice President of Government Programs and Special Projects (collectively, the “Officers”) restricted stock grant awards pursuant to the Company’ 2008 Incentive Plan, described below, and for retention purposes.

On April 3, 2008, the Company’s 2008 Incentive Plan became effective. The Company’s 2008 Incentive Plan acts as an incentive plan for the fiscal year ending December 27, 2008. Pursuant to this 2008 Incentive Plan, the Officers and eligible employees are eligible to earn incentive compensation if the Company achieves certain financial milestones as adopted by the Company’s Compensation Committee. The purpose of the 2008 Incentive Plan is to further align management’s and shareholder’s interest by providing employees higher levels of compensation for meeting or exceeding the financial milestones. The 2008 Incentive Plan is designed to pay out approximately 40% of amounts earned in cash and 60% in fully vested common stock of the Company; however if the Company is unable to issue common stock the amounts earned may be paid out solely in the form of cash. A participant may earn his incentive compensation if the product line he works for meets its milestones even if the other product line does not meet its results. Corporate participants, including Drs. Fan and Choi and Mr. Sneider, will earn 50% of their incentive compensation based on the results of each product line.

The table below shows examples of what the Officers may be eligible to earn under the 2008 Incentive Plan. It does not include amounts that will be paid as part of the Officer’s annual salary, amounts that can be earned under previous equity awards or any additional awards the Compensation Committee may grant at year end. Column A is the approximate cash bonus if the minimum milestones are achieved, column B shows the approximate maximum cash bonus that will be paid if all milestones are achieved, column C shows the number of shares of the Company’s common stock which can be earned if all milestones are achieved and column D is an estimate of the total incentive compensation an Officer could earn if all milestones are achieved. The total incentive compensation is computed as the sum of the incentive compensation paid in cash plus the value of the common stock earned under the 2008 Incentive Plan. The value of the common stock was computed as the maximum number of shares an Officer could earn multiplied by $2.75. The value of the common stock is an approximation of the expense the Company would record through the 2008 Incentive Plan. The actual value to the Officer is dependent on the Company’s common stock price on the day the common stock is earned. Column C below shows the number of shares of restricted stock the Company awarded on April 3, 2008:

Officer	A	B	C	D
Dr. Fan	$100,000	$259,000	84,701	$492,000
Mr. Sneider	$25,000	$103,000	41,817	$218,000
Dr. Tsaur	$25,000	$113,000	46,829	$241,000
Dr. Choi	$25,000	$85,000	32,086	$173,000
Mr. Hill	$25,000	$96,000	37,771	$200,000
Mr. Presz	$25,000	$81,000	30,351	$165,000

The Compensation Committee also issued shares restricted stock to its Officers, as part of a longer term incentive plan, in the amounts described in the table below. These awards vest at the rate on 25% on each of the first four anniversaries of December 10, 2007.

Named Executive Officer	Number of Restricted Shares
John C.C. Fan	150,000
Richard Sneider	40,000
Bor Yeu Tsaur	60,000
Daily Hill	30,000
Hong Choi	40,000
Michael Presz	30,000

Finally, the Compensation Committee issued restricted stock, for retention purposes, to Drs. Fan, Tsaur, and Choi and Mr. Hill who were awarded restricted stock grants of 125,000, 60,000, 20,000 and 20,000 shares of the Company’s common stock, respectively (the “Retention Awards”). The restrictions on the Retention Awards lapse at the rate of 50% on December 31, 2008 and 50% on December 31, 2009.

The granting of the Retention Awards and the implementation of the 2008 Incentive Plan was subject to the Company filing all of its delinquent filings and other documents with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2008

Kopin Corporation

By:  /s/  Richard Sneider

        Name: Richard Sneider

        Title: Treasurer and Chief Financial Officer

        (principal financial and accounting officer)